  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2015

Griffin-Benefit Street Partners BDC Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55351

MD	47-0995168
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure
On May 7, 2015, Griffin-Benefit Street Partners BDC Corp. (the "Registrant") issued a press release announcing that the Registrant had received and accepted an amount of subscriptions that satisfies its minimum offering requirement of $2.5 million in connection with its current public offering of $1.5 billion in shares of common stock and that the Registrant's board of directors had declared an initial distribution rate. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Achievement of Minimum Offering Amount

On May 1, 2015, the Registrant had received and accepted an amount of subscriptions that satisfies its minimum offering requirement of $2.5 million in connection with its current public offering of $1.5 billion in shares of common stock, which has allowed the Registrant to successfully break the initial escrow and admit its first public investors as stockholders.

Determination of Initial Distribution Rate

On May 7, 2015, the Registrant’s board of directors declared an initial distribution rate for the remainder of the month of May of $0.002055 per day per share on the outstanding shares of common stock, representing an annual distribution rate of 7.5% based on a share price of $10.00, payable to stockholders of record of such shares as shown on the Registrant's books on each day commencing on May 7, 2015 and continuing through May 31, 2015.

Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.
99.1    Press Release dated May 7, 2015

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-Benefit Street Partners BDC Corp.

Date: May 7, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary